                                                                                                                                                Exhibit 99.10
FOURTH AMENDED AND RESTATED SUPPLEMENTAL CONFIRMATION

Date:	May 21, 2018

To:	Cactus Holding Company, LLC
2200 South 75th Avenue
Phoenix, AZ 85043

Attn:	Chad Killebrew

From:	Citigroup Global Markets Inc.
Fax No.:	212-615-8985

Reference Number:	To be advised by CGMI
The purpose of this Fourth Amended and Restated Supplemental Confirmation is to amend and restate the terms and conditions of the Transaction entered into between Citigroup Global Markets Inc. (“CGMI”) and Cactus Holding Company, LLC (“Counterparty”) on November 16, 2017 (such date, the “Third Amendment and Restatement Date” and such transaction, the “Third Amended and Restated Transaction”), which amended and restated the Transaction entered into between CGMI and Counterparty on November 18, 2016 (such date, the “Second Amendment and Restatement Date” and such transaction, the “Second Amended and Restated Transaction”), which amended and restated the Transaction entered into between CGMI and Counterparty on May 18, 2016 (such date, the “First Amendment and Restatement Date” and such transaction, the “First Amended and Restated Transaction”), which amended and restated the Transaction entered into between CGMI and Counterparty on October 30, 2015 (the “Original Transaction”).  This Fourth Amended and Restated Supplemental Confirmation, dated May 21, 2018 (the “Fourth Amendment and Restatement Date”), amends and restates in its entirety the Third Amended and Restated Supplemental Confirmation, dated November 16, 2017 (the “Third Amended and Restated Supplemental Confirmation”), and is subject to the Master Confirmation specified below.  All references to the Third Amended and Restated Supplemental Confirmation, the Second Amended and Restated Supplemental Confirmation, dated November 18, 2016 (the “Second Amended and Restated Supplemental Confirmation”), the Amended and Restated Supplemental Confirmation, dated May 18, 2016 (the “First Amended and Restated Supplemental Confirmation”), the Supplemental Confirmation, dated October 30, 2015 (the “Original Supplemental Confirmation”) in the Master Confirmation or in any other documentation between the parties shall be to this Fourth Amended and Restated Supplemental Confirmation.  Each party repeats to the other party the representations and warranties set forth in the Master Confirmation or in the Agreement (as defined in the Master Confirmation) (as if the Fourth Amendment and Restatement Date were the Trade Date, the date the parties entered into a Transaction and the date of the Master Confirmation).  This Fourth Amended and Restated Supplemental Confirmation is a binding contract between CGMI and Counterparty as of the relevant Trade Date for the Transaction referenced below.
1.          This Fourth Amended and Restated Supplemental Confirmation supplements, forms part of, and is subject to the Master Terms and Conditions for Prepaid Variable Share Forward Transactions dated as of October 30, 2015 between CGMI and Counterparty (as amended and supplemented from time to time, the “Master Confirmation”).  All provisions contained in the Agreement (as modified and as defined in the Master Confirmation) shall govern this Fourth Amended and Restated Supplemental Confirmation, except as expressly modified below, and capitalized terms used but not defined herein shall have the meanings specified in the Master Confirmation.

2.          The terms of the Transaction to which this Fourth Amended and Restated Supplemental Confirmation relates are as follows:
Trade Date:	October 30, 2015
Fourth Amendment and Restatement Date:	May 21, 2018
Prepayment Date:
The later of (i) the Trade Date and (ii) the first date on which all of the conditions to effectiveness set forth in the Master Confirmation have been satisfied or waived, as determined by CGMI in its reasonable discretion; provided that if CGMI determines, in its reasonable discretion, that it is impracticable for CGMI to deliver the Prepayment Amount by close of business on such date, the Prepayment Date shall be the Currency Business Day immediately following such date.  CGMI shall be deemed to have satisfied its obligation to deliver the Prepayment Amount to Counterparty upon the wiring of the Prepayment Amount to an account in the name of Cactus Holding Company II, LLC in accordance with the wire instructions provided by Counterparty.

Prepayment Amount:	USD 48,300,000
Letter Agreement Reference Price:	USD 15.0205
Counterparty Second Amendment Payment Amount:	USD 5,250,000. Counterparty agrees to pay CGMI the Counterparty Second Amendment Payment Amount on the Counterparty Second Amendment Payment Date.
Counterparty Second Amendment Payment Date:	The Currency Business Day immediately following the Second Amendment and Restatement Date.
Amendment and Restatement Reference Price:
An amount per Share equal to the arithmetic average of the Settlement Prices for each Initial Calculation Date, subject to “Averaging Date Disruption” below; provided that references to “Valuation Date” in Settlement Price shall be deemed to mean “Initial Calculation Date.”

Initial Calculation Dates:	Each of the 10 Scheduled Trading Days commencing on and including the Initial Calculation Period Start Date.
Initial Calculation Period:
The period commencing on and including the Initial Calculation Period Start Date and (without duplication) ending on and including the Initial Calculation Period End Date.  Promptly following the Initial Calculation Period End Date, the Calculation Agent shall notify Counterparty of (a) the Amendment and Restatement Reference Price, (b) the Forward Floor Price and (c) the Forward Cap Price.

Promptly following the Initial Calculation Period End Date, CGMI will deliver to Counterparty an Optional Early Termination Amount table, similar in form to that attached to the Third Amended and Restated Supplemental Confirmation and prepared by CGMI using a consistent methodology.

Initial Calculation Period Start Date:	The Scheduled Trading Day immediately following the Fourth Amendment and Restatement Date.
Initial Calculation Period End Date:	The final Initial Calculation Date.
Averaging Date Disruption:
Modified Postponement; provided that references to “Averaging Date” and “Valuation Date” or “Scheduled Valuation Date” in Section 6.7(c)(iii) of the Equity Definitions shall be deemed to mean “Initial Calculation Date” and “Initial Calculation Period End Date”, respectively.  Notwithstanding anything to the contrary herein or in the Equity Definitions, if a Market Disruption Event occurs on any Initial Calculation Date, the Calculation Agent may determine that such Initial Calculation Date is a Disrupted Day only in part, in which case (i) the Calculation Agent shall designate the Valid Date determined pursuant to Section 6.7(c)(iii) of the Equity Definitions as the Initial Calculation Date for the remaining portion, (ii) the Settlement Price for such Disrupted Day shall be determined by the Calculation Agent based on transactions in the Shares on such Disrupted Day taking into account the nature and duration of such Market Disruption Event on such day and (iii) the Calculation Agent shall determine the Amendment and Restatement Reference Price, as applicable, by an appropriately weighted average rather than an arithmetic average.  Such determination shall be based on, among other factors, the duration of any Market Disruption Event and the volume, historical trading patterns and price of the Shares.

Forward Floor Price:	Shall be determined using the Amendment and Restatement Reference Price and the table set forth in Schedule A.
Forward Cap Price:	Shall be determined using the Amendment and Restatement Reference Price and the table set forth in Schedule A.
Final Disruption Date:	March 6, 2019

2

For each Component of the Transaction, the Scheduled Valuation Date and Number of Shares (reflecting adjustments through the Fourth Amendment and Restatement Date) is set forth below:
Component Number	Scheduled Valuation Date	Number of Shares
1	February 15, 2019	792,000
2	February 19, 2019	792,000
3	February 20, 2019	792,000

3.             For purposes of all Transactions under the Master Confirmation, Section 8(f)(ii) is hereby amended by replacing it in its entirety with the following:

Hire Act Protocols.  The parties agree that the definitions and provisions contained in the 2015 Section 871(m) Protocol as published by the International Swaps and Derivatives Association, Inc. are incorporated into and apply to the Agreement solely for purposes of this Master Confirmation as if set forth in full herein.
3

Counterparty hereby agrees (a) to check this Fourth Amended and Restated Supplemental Confirmation carefully and immediately upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing correctly sets forth the terms of the agreement between us with respect to the particular Transaction to which this Fourth Amended and Restated Supplemental Confirmation relates by manually signing this Fourth Amended and Restated Supplemental Confirmation and providing any other information requested herein or in the Master Confirmation and immediately sending a facsimile transmission of an executed copy to us.
Yours sincerely,

CITIGROUP GLOBAL MARKETS INC.

By:	/s/ James Heathcote
Authorized Representative

Confirmed as of the date first above written:
CACTUS HOLDING COMPANY, LLC
By: Jerry And Vickie Moyes Family Trust, its Manager

By:	/s/ Jerry C. Moyes
Name:	Jerry C. Moyes
Title:	Co-Trustee of the Manager

By:	/s/ Vickie Moyes
Name:	Vickie Moyes
Title:	Co-Trustee of the Manager

SCHEDULE A

Amendment and Restatement Reference Price	Forward Floor Price	Forward Cap Price
USD 38.00	USD 38.55	USD 43.80
USD 39.00	USD 38.55	USD 44.55
USD 40.00	USD 38.25	USD 44.55
USD 41.00	USD 37.75	USD 44.55
USD 42.00	USD 37.50	USD 44.55

If the exact Amendment and Restatement Reference Price is not set forth in the table and is between two Amendment and Restatement Reference Prices on the table, the Forward Floor Price and Forward Cap Price shall each be determined by a straight-line interpolation, with reference to the next higher and next lower Amended and Restated Reference Prices (and if the exact Amendment and Restatement Reference Price exceeds the highest or is below the lowest Amendment and Restatement Reference Price in the table, the Forward Floor Price and Forward Cap Price shall each be extrapolated from the table by the Calculation Agent in a commercially reasonable manner).  The Forward Floor Price and Forward Cap Price shall each be rounded to the nearest 0.0001.

Back to Schedule 13D/A